UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2012

THE SERVICEMASTER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14762	36-3858106
(State or other Jurisdiction	(Commission File Number)	(I.R.S Employer
of Incorporation)		Identification Number)

860 Ridge Lake Boulevard, Memphis, Tennessee	38120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 597-1400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On August 9, 2012, The ServiceMaster Company (the “Company”) gave notice of conditional full redemption pursuant to the Indenture, dated as of July 24, 2008, as supplemented (the “Indenture”), among the Company, the subsidiary guarantors party thereto, and Wilmington Trust, National Association (the “Trustee”), that the Company has elected to redeem, subject to the satisfaction of specified conditions precedent, on September 10, 2012 or, if the specified conditions precedent are not satisfied on or prior to September 10, 2012, such later date (but not later than October 8, 2012 as may be determined by the Company in its sole and absolute discretion) as such conditions precedent are so satisfied (the “Redemption Date”), $396.0 million in aggregate principal amount of its outstanding 10.75%/11.50% Senior Toggle Notes due 2015 (the “Notes”) under the Indenture, which represents all of the outstanding Notes.

The redemption price with respect to any redeemed Note will be equal to 102.6875% of the principal amount of such Note, plus accrued but unpaid interest thereon to the Redemption Date.  The redemption is subject to the satisfaction of specified conditions precedent, including, without limitation, consummation (as and when determined by the Company, and as and to the extent the Company will require, in each case in its sole and absolute discretion), on or prior to the Redemption Date of the issuance and/or borrowing of new indebtedness in an aggregate principal amount of $1.0 billion (or such other amount as may be determined by the Company in its sole and absolute discretion) from one or more sources on terms and conditions satisfactory in all respects to the Company in its sole and absolute discretion.  The Company will be entitled to delay, and may delay, the redemption of the Notes until such time as such conditions precedent are satisfied.  Such redemption will not occur in the event that the conditions precedent have not been so satisfied by October 8, 2012.

This report does not constitute a notice of redemption under the Indenture nor an offer to tender for, or purchase, any Notes or any other security.  There can be no assurances that the conditions precedent to the redemption will be satisfied or that the redemption will occur.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2012	THE SERVICEMASTER COMPANY

	By:	/s/ Roger A. Cregg
Roger A. Cregg
Senior Vice President and Chief Financial Officer